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                                                                    EXHIBIT 99.1


         ADAM.COM SELLS OWNERSHIP STAKE IN PHYSIOLOGY EDUCATION PRODUCT
                              TO PEARSON EDUCATION

           ADAM TO FOCUS MORE INTENSELY ON CONSUMER HEALTH INFORMATION


ATLANTA - (BUSINESS WIRE) - June 27, 2001 - adam.com, Inc. (Nasdaq: ADAM) today announced it has sold its 50 percent ownership interest in the A.D.A.M./Benjamin Cummings Interactive Physiology (IP) Series to Pearson Education for $1.95 million in cash. This transaction is consistent with adam.com.'s strategy of building health information solutions for healthcare and other entities serving the consumer-patient healthcare market.

The A.D.A.M./Benjamin Cummings IP Series is an award-winning learning tool available in CD-ROM and Web-enabled versions. The package of seven CD-ROMs educates students on physiological concepts and processes associated with the human body's major systems, including cardiovascular, muscular, respiratory, nervous, urinary, fluids and electrolytes. IPWeb, the online version, provides the same content-rich, interactive experience.

Under terms of the agreement, Pearson Education acquired full ownership of the product that it jointly developed and previously co-owned with adam.com. adam.com's registered trademark, A.D.A.M., will continue to be part of the series title.

"This transaction strengthens our commitment to building a world-class company that serves the needs of healthcare and other entities seeking quality health information solutions, as well as consumers who seek health and medical information," said adam.com's Chairman and Chief Executive Officer Robert S. Cramer, Jr. "With the completion of this agreement, we not only have clear focus on our core strengths, but also have a solid capital base from which we can begin to scale our business.

"Our strategy is twofold: increase revenues by leveraging our existing proprietary content assets with new products, and make strategic acquisitions that complement our `best-of-breed' approach in delivering complete health information solutions to our customers," Mr. Cramer said.

Recently, adam.com announced its relationship with Interwoven (Nasdaq: IWOV), a premier provider of advanced content management software and tools. adam.com's content infrastructure initiatives will accelerate its abilities to deliver high-margin content products to its healthcare and health portal customers, including the ability to connect to enterprise applications that provide point-of-contact services to the consumer-patient.

adam.com expects to finish the quarter ending June 2001 with approximately $3.4 million in cash. The company's first quarter $99,000 operating profit extended a five-quarter progression of improved operating performance, and is attributed by management to a series of initiatives including improved operating efficiencies and increased penetration of proprietary health information products into the consumer market. adam.com currently has over 35 licensing

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agreements with various entities that include hospitals, pharmaceutical firms, government organizations, health information web sites and publishers.


ABOUT ADAM.COM

adam.com develops and syndicates web-enabled medical and health-related information products. These products combine more than 10,000 pages of physician-reviewed text, 40,000 medical medical illustrations, animations, 3D models, and interactive tools. adam.com's experience in developing products for the educational market enables the company to create products that explain complex medical and health subject matter in a way that is easily understood and retained by the end user. Since 1998, adam.com has been marketing online health information products to customers ranging from large consumer web sites such as Yahoo! to government-sponsored sites such as the National Library of Medicine's MedlinePlus. adam.com is a founding member of Hi-Ethics, a coalition of the most widely referenced health Web sites and information providers committed to developing industry standards for quality of consumer health information.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, regulatory changes, and other laws that impact how the company conducts its business.

Note to Editors: adam.com is a trademark of adam.com. All other products mentioned are trademarks or registered trademarks of their respective companies.

FOR ADDITIONAL INFORMATION, CONTACT:

Ginny Perrine
adam.com
(770) 541-5051
gperrine@adamcorp.com
www.adam.com

or

Gustavo Machado
Jackson Spalding Communications
(404) 724-2507
gmachado@jacksonspalding.com